Exhibit 14

Reptron Electronics, Inc.

Code of Business Conduct and Ethics

1. Purpose

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of the Company’s expectations regarding the ethical standards that each employee, officer and member of the Board of Directors (“director”) should adhere to while acting on behalf of the Company.

2. Administration

The Company’s Board of Directors or designated board committee is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company’s Board of Directors or a designated board committee will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each employee, officer and director to comply with this Code.

3. Compliance with Laws, Rules and Regulations

The Company will comply with all laws and governmental regulations that are applicable to the Company’s activities, and expects that all persons acting on behalf of the Company will obey the law. Specifically, the Company is committed to:

•	maintaining a safe and healthy work environment;

•	promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex or other factors that are unrelated to the Company’s business interests;

•	supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•	conducting its activities in full compliance with all applicable environmental laws;

•	keeping the political activities of the Company’s employees, officers and directors separate from the Company’s business;

•	prohibiting any illegal payments to any government officials or political party representatives of any country; and

•	complying with all applicable state and federal securities laws.

In furtherance of the Company’s pursuit of the objectives listed above, all employees, officers and directors shall comply with all applicable governmental laws, rules and regulations, including without limitation those regulating public accounting, securities regulation, export restrictions, trade practices and advertising, antitrust, foreign corrupt practices, and civil rights.

All employees, officers and directors shall also refrain from illegally trading the Company’s securities while in possession of material, nonpublic (“inside”) information. The Company’s Insider Trading Policy, which shall be distributed to all employees, officers and directors at the time they join the Company, describes the nature of inside information and the restrictions placed on trading in the Company’s stock.

4. Conflicts of Interest

Employees, officers and directors should not be involved in any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Company’s interests. A “conflict of interest” occurs when an individual’s private interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of such persons are of special concern. No employee, officer or director should use their position at the Company to obtain any personal benefit. The key to compliance is avoidance and disclosure of actual and potential conflicts of interest.

In particular, no officer or employee shall:

•	be a consultant to, or a director, officer or employee of, or otherwise operate an outside business:

•	that markets products or services in competition with the Company’s current or potential products and services;

•	that supplies products or services to the Company; or

•	that purchases products or services from the Company;

•	have any financial interest, including stock ownership, in any such outside business that might create or give the appearance of a conflict of interest;

•	seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•	be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the employee’s or officer’s responsibilities with the Company;

•	accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible and approved by the Board;

•	conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

•	use the Company’s property, information or position for personal gain.

The appearance of a conflict of interest may exist if an immediate family member of a employee, officer or director of the Company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Company, or otherwise does business with the Company.

Employees shall notify their immediate supervisor of the existence of any actual, apparent or potential conflict of interest. Conflicts or potential conflicts involving officers or directors shall be brought to the attention of the Chairman of the Company’s Audit Committee.

5. Corporate Opportunities

Employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of the Company’s property, information or position unless approved by the Board of Directors; (b) using Company property, information or position for personal gain; or (c) competing with the Company. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

6. Confidentiality

Employees, officers and directors shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or other business partners, except when disclosure is authorized by the Company or legally required.

Confidential information includes (1) information marked “Confidential,” “Private,” “For Internal Use Only,” or similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists, and (7) other non-public information that, if disclosed, might be of use to the Company’s competitors, or harmful to the Company or its suppliers, customers or other business partners.

To avoid inadvertent disclosure of confidential information, employees, officers and directors shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

7. Protection and Proper Use of Company Assets

Employees, officers and directors are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect the Company’s assets in general. Employees, officers and directors shall use the Company’s assets for the Company’s legitimate business purposes only.

8. Fair Dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Employees, officers and directors are expected to deal honestly and fairly with each other and with the Company’s customers, suppliers, competitors and other third parties. To this end, employees, officers and directors shall not:

•	make false or misleading statements to customers, suppliers or other third parties;

•	make false or misleading statements about competitors;

•	solicit or accept from any person that does business with the Company, or offer or extend to any such person,

•	cash of any amount; or

•	gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing the Company’s business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

•	solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

•	otherwise take unfair advantage of anyone through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

9. Accurate and Timely Periodic Reports

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file with the Securities and Exchange Commission and in other public communications made by the Company. To this end, the Company, and its employees and officers, shall:

•	comply with the Company’s accounting principles at all times, including, where appropriate, generally accepted accounting principles;

•	maintain and participate in a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	maintain books and records that accurately and fairly reflect the Company’s transactions;

•	prohibit the establishment of any undisclosed or unrecorded funds or assets; and

•	maintain and participate in a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company’s periodic reports are being prepared.

10. Reporting and Effect of Violations

Employees are encouraged to report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to their supervisor, manager or other appropriate personnel. Any violation or suspected violation involving an officer or director shall be reported to the Chair of the Company’s Audit Committee. Employees may also report suspected violations through the anonymous Employee Hotline to be established by the Company. The Company will not allow any retaliation against an officer or employee who acts in good faith in reporting any such violation.

The Company’s senior management or Audit Committee will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Employees and officers who violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

11. Waivers

The provisions of this Code may be waived for officers and directors only by a resolution of the Company’s Board of Directors. Any change in or waiver of this Code may be subject to public disclosure as required by applicable laws and regulations.

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